Exhibit 99.1
PERFUMANIA
HOLDINGS INC.

NEWS ANNOUNCEMENT                        FOR IMMEDIATE RELEASE

PERFUMANIA HOLDINGS REPORTS SECOND QUARTER NET SALES OF $109.3 MILLION

BELLPORT, N.Y., September 15, 2015 - Perfumania Holdings, Inc. (NASDAQ: PERF) (“Perfumania” or the “Company”) the largest U.S. specialty retailer and distributor of fragrances and related beauty products today reported operating results for the fiscal second quarter, representing the thirteen week period ended August 1, 2015.

($ in thousands, except per share	Thirteen Weeks Ended			Twenty Six Weeks Ended
data and percentage)	August 1, 2015	August 2, 2014	Change	August 1, 2015	August 2, 2014	Change

Net sales retail	$68,653	$72,592	(5.4)%	$137,323	$144,803	(5.2)%
Net sales wholesale	$40,653	$40,562	0.2%	$100,193	$101,317	(1.1)%
Total net sales	$109,306	$113,154	(3.4)%	$237,516	$246,120	(3.5)%

Gross profit retail	$34,514	$35,370	(2.4)%	$67,994	$68,901	(1.3)%
Gross profit wholesale	$16,542	$16,574	(0.2)%	$45,540	$44,748	1.8%
Total gross profit	$51,056	$51,944	(1.7)%	$113,534	$113,649	(0.1)%

Gross profit margin	46.7%	45.9%	80bps	47.8%	46.2%	160bps

Loss from operations	$(15,074)	$(7,717)	95.3%	$(13,507)	$(5,614)	140.6%
Net loss	$(16,797)	$(9,884)	69.9%	$(16,962)	$(10,369)	63.6%
Net loss per basic and diluted common share	$(1.08)	$(0.64)	68.8%	$(1.10)	$(0.67)	64.2%

Michael Katz, President and Chief Executive Officer of Perfumania, commented, "Our focus during the second quarter continued to be on leveraging Perfumania’s position as the nation’s leading independent, vertically integrated specialty retailer, wholesale distributor and manufacturer of perfumes and designer fragrances. We continued to execute on our strategies to improve margins and profitability and strategically manage our retail operating base, having opened two stores and closed three stores while allocating capital to store remodels and improved technology infrastructure with the goal of making our logistics more efficient and our product merchandising more appealing and accessible to consumers.

“The first phase of our organization-wide capital program to implement new computer systems and corporate and information technology enhancements, which will introduce state-of-the-art point-of-sale and inventory management technologies at approximately 50% of our retail locations before the 2015 holiday selling season, began in late August and we are pleased with the initial results. Future phases of our technology upgrade initiative will touch all aspects of our operations including back office systems and accounting, automation and warehousing and will be completed over the next three years. We expect to realize significant operating efficiencies from these investments which are being funded from operating capital and credit facility borrowings. However, to date, our operating results and balance sheet reflect the expenses related to these initiatives but none of the expected benefits.

Mr. Katz, concluded, “As we look ahead we believe industry trends are healthy and we are executing on our plan to consistently strengthen our competitive advantages in the marketplace and remain confident that we have both the resources and know-how to drive long-term success. While we remain mindful of the fact that we still have a lot to do, we believe the initiatives we are undertaking will allow us to improve same store sales trends and we expect to open five stores and close one store for the remainder of fiscal 2015. We also have initiatives underway to drive efficiencies in promotional spending and our sales mix as we continue to emphasize a greater percentage of owned brands and higher gross profit margin offerings such as body sprays. While fiscal second quarter net sales declined on a year-over-year basis, our efforts to improve gross margins led to an 80 basis point improvement, compared to the same period in fiscal 2014.”

Operating Review
Net sales during the thirteen weeks ended August 1, 2015, decreased 3.4%, compared to the second quarter of fiscal 2014 reflecting slower than expected same store sales and lower store count as the average number of stores operated was 318 in the fiscal 2015 second quarter, compared to 324 in the prior year period.

Retail segment net sales decreased by 5.4% from the second quarter of fiscal 2015, compared with last year’s second quarter on the back of lower mall traffic across a number of Perfumania stores and to a lesser degree due to fewer locations at the Companies largest consignment customer.

Wholesale segment net sales during the second quarter of fiscal 2015 increased by 0.2% from the second quarter of fiscal 2014. This included a decrease in QFG sales from $28.8 million in the second quarter of fiscal 2014 to $28.3 million in the same period in fiscal 2015, offset by an increase in Parlux's sales from $11.8 million in the second quarter of fiscal 2014 to $12.2 million in the same period in fiscal 2015.

Gross profit during the second quarter of fiscal 2015 was $51.1 million, a decrease of 1.7%, compared to last year’s second quarter due to lower retail net sales, while total operating expenses were $66.1 million or an increase of 10.8%, compared to the thirteen weeks ended August 2, 2014. The increases are attributable to higher advertising expense to support new brand launches and higher spending on the ongoing implementation of new computer systems.

Interest expense was $1.7 million for the second quarter of fiscal 2015, a decrease of 20.5%, compared to second quarter of fiscal 2014, reflecting lower average outstanding balances and lower average interest rate on our revolving credit facility.

This led to a net loss of $16.8 million during the second quarter of fiscal 2015 or a loss per share of $1.08, compared to a net loss of $9.9 million, or a loss per share of $0.64 during last year’s second quarter.

Balance Sheet and Liquidity
Cash and cash equivalents were $2.2 million as of August 1, 2015, compared to $1.5 million at January 31, 2015.

Net cash provided by operating activities during the twenty-six weeks ended August 1, 2015 was approximately $8.3 million, compared with approximately $14.3 million used in operating activities during the prior year period. This increase in cash primarily reflected changes in working capital due to the reduction in inventory levels and accounts payable.

Net cash used in investing activities was approximately $3.6 million in the twenty-six weeks ended August 1, 2015, compared to $6.5 million in prior year period. Investing activities consisted of Perfumania store construction and remodels, capital expenditures related to the ongoing purchase and implementation of new computer systems and other corporate and information technology enhancements.

The decrease in cash used in investing activities resulted from fewer new Perfumania store openings during the twenty-six weeks ended August 1, 2015, compared with the twenty-six weeks ended August 2, 2014, as well as a reduction in spending on software and hardware for the Company's new computer systems.

The Company has a $175 million revolving credit facility with a syndicate of banks, which is used for the Company's general corporate purposes and those of its subsidiaries, including working capital. The Company was in compliance with all financial and operating covenants under the Senior Credit facility and as of August 1, 2015, the Company had $63.3 million available to borrow under the Senior Credit Facility based on the borrowing base at that date.

Donna Dellomo, VP & Chief Financial Officer, commented, ”With over 315 stores offering genuine designer fragrances and beauty products, our online presence via Perfumania.com and the nation’s largest designer fragrance consignment program across approximately 1,900 doors, we believe we can capitalize on the growth opportunities in front of us, including our initiatives around new brands and associated product launches that further leverage our portfolio of leading brands and strong distribution capabilities, our recently launched initiative around international expansion and our initiatives around customer engagement.”

About Perfumania Holdings, Inc.
Perfumania Holdings, Inc. (NASDAQ: PERF) is the largest specialty retailer and distributor of fragrances and related beauty products across the United States. Perfumania has a 30 year history of innovative marketing and sales management, brand development, license sourcing and wholesale distribution making it the premier destination for fragrances and other beauty supplies. As of August 1, 2015 the Company operated 318 corporate-owned retail stores as well as e-commerce, specializing in the sale of fragrances and related products across the United States, Puerto Rico, and the U.S. Virgin Islands. The Company also operates a wholesale distribution network that addresses approximately 57,000 retail doors. For additional information please visit www.perfumaniaholdings.com or contact us at perf@jcir.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “objective,” “assume,” “strategies” and other words and terms of similar meaning. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements are our ability to service our obligations, our ability to comply with the covenants in our Senior Credit Facility, any deterioration of general economic conditions, including weaker than anticipated discretionary spending by consumers, competition, the ability to raise additional capital to finance our expansion and other factors included in our filings with the SEC. Copies of our SEC filings are available from the SEC or may be obtained upon request from us. You should also consider carefully the statements under “Risk Factors” in our Form 10-K which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. We cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
The forward-looking statements speak only as of the date on which they are made, and, except to the extent required by federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.
Contact:
Perfumania Holdings, Inc.            JCIR
Donna Dellomo                Joseph Jaffoni / Norberto Aja / Nicole Briguet
VP & Chief Financial Officer            212/835-8500
631/866-4157                    perf@jcir.com

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PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
($ in thousands, except share and per share amounts)

	August 1, 2015	January 31, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$2,201	$1,533
Accounts receivable, net of allowances of $952 and $1,271 as of August 1, 2015 and January 31, 2015, respectively	25,066	27,777
Inventories	244,992	253,371
Prepaid expenses and other current assets	12,151	13,775
Total current assets	284,410	296,456

Property and equipment, net	25,303	24,640
Goodwill	38,769	38,769
Intangible and other assets, net	23,322	26,367
Total assets	$371,804	$386,232

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$45,026	$39,263
Accounts payable-affiliates	135	269
Accrued expenses and other liabilities	26,270	28,254
Current portion of obligations under capital leases	1,167	1,104
Total current liabilities	72,598	68,890
Revolving credit facility	34,016	37,561
Notes payable-affiliates	125,366	125,366
Long-term portion of obligations under capital leases	1,881	2,459
Other long-term liabilities	59,383	56,662
Total liabilities	293,244	290,938
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.10 par value, 1,000,000 shares authorized; as of August 1, 2015 and January 31, 2015, none issued	—	—
Common stock, $.01 par value, 35,000,000 shares authorized; 16,392,012 shares and 16,374,625 shares issued as of August 1, 2015 and January 31, 2015, respectively	164	164
Additional paid-in capital	221,835	221,607
Accumulated deficit	(134,862)	(117,900)
Treasury stock, at cost, 898,249 shares as of August 1, 2015 and January 31, 2015	(8,577)	(8,577)
Total shareholders’ equity	78,560	95,294
Total liabilities and shareholders’ equity	$371,804	$386,232

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
($ in thousands, except share and per share amounts)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	August 1, 2015	August 2, 2014	August 1, 2015	August 2, 2014
Net sales	$109,306	$113,154	$237,516	$246,120
Cost of goods sold	58,250	61,210	123,982	132,471
Gross profit	51,056	51,944	113,534	113,649
Operating expenses:
Selling, general and administrative expenses	63,475	56,818	121,667	113,765
Share-based compensation expense	74	104	174	209
Depreciation and amortization	2,581	2,739	5,200	5,289
Total operating expenses	66,130	59,661	127,041	119,263
Loss from operations	(15,074)	(7,717)	(13,507)	(5,614)
Interest expense	(1,723)	(2,167)	(3,455)	(4,755)
Loss before income tax provision	(16,797)	(9,884)	(16,962)	(10,369)
Income tax provision	—	—	—	—
Net loss	$(16,797)	$(9,884)	$(16,962)	$(10,369)
Net loss per common share:
Basic and diluted	$(1.08)	$(0.64)	$(1.10)	$(0.67)

Weighted average number of common shares outstanding:
Basic and diluted	15,483,640	15,409,145	15,480,151	15,389,181

PERFUMANIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
($ in thousands)

	Twenty-six Weeks Ended August 1, 2015	Twenty-six Weeks Ended August 2, 2014
Cash flows from operating activities:
Net loss	$(16,962)	$(10,369)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of deferred financing costs	172	439
Depreciation and amortization	5,200	5,289
Recovery for losses on accounts receivable	(319)	(176)
Share-based compensation	174	209
Changes in operating assets and liabilities:
Accounts receivable	3,030	(1,486)
Inventories	8,379	(14,201)
Prepaid expenses and other assets	2,248	1,817
Accounts payable	4,785	2,248
Accounts payable-affiliates	844	(769)
Accrued expenses and other liabilities and other long-term liabilities	737	2,701
Net cash provided by (used in) operating activities	8,288	(14,298)
Cash flows from investing activities:
Additions to property and equipment	(3,614)	(6,178)
Additions to tradenames and licenses	—	(300)
Net cash used in investing activities	(3,614)	(6,478)
Cash flows from financing activities:
Net (repayments) borrowings under bank line of credit	(3,545)	22,018
Principal payments under capital lease obligations	(515)	(455)
Payment for deferred financing costs	—	(1,237)
Proceeds from exercise of stock options	54	222
Net cash (used in) provided by financing activities	(4,006)	20,548
Net increase (decrease) in cash and cash equivalents	668	(228)
Cash and cash equivalents at beginning of period	1,533	1,553
Cash and cash equivalents at end of period	$2,201	$1,325

Supplemental Information:
Cash paid during the period for:
Interest	$725	$1,257
Income taxes	$576	$679

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